Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 14 Dated May 31, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $358,000,000

Price to Public:    100%                Proceeds to HFC:  99.957%

Issue Date:   June 5, 2000    Stated Maturity:  December 5, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on June 1, 2000

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .20%  ( +20 basis points)

Interest  Payment Dates:  On the 5th of March, June, September, and
     December of each year, commencing September 5, 2000, and the Stated Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:  Morgan Stanley Dean Witter - $250,000,000
     Warburg Dillon Read LLC - $28,000,000
     J. P. Morgan Securities, Inc. - $25,000,000
     Prudential Securities, Inc. - $5,000,000
     Banc of America Securities, LLC - $50,000,000
Agent's Discount or Commission:    .043%